Sentinel Omaha
Limited Liability Company

Consolidated Financial Statements
December 31, 2010

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES
TABLE OF CONTENTS
December 31, 2010

Page(s)

INDEPENDENT AUDITORS' REPORT                       1

CONSOLIDATED FINANCIAL STATEMENTS

Statement of Assets and Liabilities                         2

Schedule of Investments                              3

Statement of Operations                             4

Statement of Changes in Net Assets                        5

Statement of Cash Flows                             6

Notes to Financial Statements                           7-15

WeiserMazars LLP
135 W 50th Street
New York, NY 10020

INDEPENDENT AUDITORS’ REPORT

To the Members
Sentinel Omaha Limited Liability Company:

We have audited the accompanying consolidated statement of assets and liabilities of Sentinel Omaha Limited Liability Company and Subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2010, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and Subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WeiserMazars LLP
New York, NY
May 2, 2011

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2010

ASSETS

Investment in real estate properties, at fair value	$348,750,000
(cost - $452,522,388)

Cash and cash equivalents	3,164,721

Restricted cash	1,153,010

Cash held in escrow by lenders	4,564,889

Prepaid expenses and other assets	1,302,106

Tenant security deposits	95,278

Deferred costs (net of accumulated amortization of $601,813)	158,371

Total assets	359,188,375

LIABILITIES

Mortgage notes, bonds and credit facilities payable	$337,935,461
(cost-$350,421,793)

Accounts payable and accrued expenses	6,007,162

Prepaid rent	416,973

Tenant security deposits payable	1,042,426

Deferred revenue	89,432

Total liabilities	345,491,454

NET ASSETS	$13,696,921

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2010

INVESTMENT IN REAL		NUMBER	HISTORICAL	FAIR
ESTATE PROPERTIES	LOCATION	OF UNITS	COST (1)	VALUE
Residential:

Arbor Hill	Antioch, TN	548	$33,617,037	$28,700,000	(2)
Arbors of Dublin	Dublin, OH	288	18,114,293	15,600,000	(2)
Bluff Ridge	Jacksonville, NC	108	8,975,819	9,100,000	(3)
Brentwood Oaks	Nashville, TN	262	21,206,467	16,700,000	(2)
Coral Point	Mesa, AZ	337	26,404,533	14,500,000	(2)
Cornerstone Apartments	Independence, MO	420	36,922,702	31,500,000	(2)
Covey at Fox Valley	Aurora, IL	216	24,656,393	18,500,000	(2)
Fox Hollow	High Point, NC	184	8,421,830	6,000,000	(2)
Greenhouse Apartments	Omaha, NE	129	18,241,287	15,000,000	(2)
Highland Park Apartments	Reynoldsburg, OH	238	11,442,039	11,200,000	(2)
Hunt's View Apartments	Greensboro, NC	240	14,772,847	11,000,000	(2)
Jackson Park Place I	Fresno, CA	296	33,151,074	18,900,000	(3)
Jackson Park Place II	Fresno, CA	80	12,658,903	6,750,000	(3)
Lakes of Northdale	Tampa, FL	216	18,000,815	13,600,000	(2)
Littlestone of Village Green	Gallatin, TN	200	15,318,881	11,600,000	(2)
Misty Springs	Daytona Beach, FL	128	9,664,192	6,200,000	(2)
Morganton Place	Fayetteville, NC	280	20,007,853	21,600,000	(2)
Oakhurst Apartments	Ocala, FL	214	17,837,638	8,500,000	(2)
Oakwell Farms	Hermitage, TN	414	29,390,694	23,800,000	(2)
The Park at Countryside	Port Orange, FL	120	9,664,448	5,500,000	(2)
The Reserve at Wescott	Summerville, SC	192	16,627,369	13,700,000	(2)
The Reserve at Wescott II	Summerville, SC	96	9,974,358	7,400,000	(2)
Village at Cliffdale	Fayetteville, NC	356	24,813,045	23,700,000	(2)
Woodberry Apartments	Asheville, NC	168	12,637,871	9,700,000	(2)

Total		5,730	$452,522,388	$348,750,000	(4)

(1) Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through
December 31, 2010.
(2) Fair value is as determined by the Manager at December 31, 2010.
(3) Fair value is as determined by independent appaiser at December 31, 2010.
(4) Fair value of the investments in real estate as a percentage of net assets is 2,546.2%

The accompanying notes are an integral part of these consolidated financial statements.

                                        3

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2010

INVESTMENT INCOME:

Base rent	$42,758,871
Other rental income	3,713,185
Interest income	6,578

Total investment income	46,478,634

EXPENSES:

Payroll and related costs	6,868,000
Repairs and maintenance	4,927,012
Real property taxes	4,509,988
Utilities	3,238,322
Property management fees	2,092,388
General and administrative	1,204,619
Insurance	1,113,138
Advertising	918,086

Total expenses	24,871,553

NET INVESTMENT INCOME BEFORE OTHER EXPENSES	21,607,081

OTHER EXPENSES:

Interest on mortgage notes, bonds and credit facilities payable	(16,431,284)
Amortization of deferred financing costs	(557,609)
Professional fees	(689,916)
Office rent	(61,951)
Total other expenses	(17,740,760)

NET INVESTMENT INCOME	3,866,321

Net unrealized appreciation of investment in real estate properties	17,128,747
Net unrealized depreciation on fair value of mortgage notes and bonds	(7,760,760)
Net unrealized appreciation of interest rate cap and swap agreements	339,340
Realized loss on sale of real estate properties	(14,961,448)

Net realized and unrealized (loss)	(5,254,121)

NET DECREASE IN NET ASSETS RESULTNG FROM OPERATIONS	$(1,387,800)

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

For the year ended December 31, 2010

	Member I	Member II	Member III	Total

Net assets at beginning of year	$5,279,652	$5,279,652	$4,525,417	$15,084,721

Net investment income	1,353,212	1,353,212	1,159,897	3,866,321

Net unrealized appreciation of investment	5,995,061	5,995,061	5,138,625	17,128,747
in real estate properties

Net unrealized depreciation on fair value	(2,716,266)	(2,716,266)	(2,328,228)	(7,760,760)
of mortgage notes and bonds

Net unrealized appreciation of interest	118,769	118,769	101,802	339,340
rate cap and swap agreements

Realized loss on sales of real estate properties	(5,236,507)	(5,236,507)	(4,488,434)	(14,961,448)

Net assets at end of year	$4,793,921	$4,793,921	$4,109,079	$13,696,921

The accompanying notes are an integral part of these consolidated financial statements.

                                         5

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:

Net decrease in net assets resulting from operations	$(1,387,800)
Adjustments to reconcile net decrease in net assets to
net cash provided by operating activities:
Net unrealized appreciation of investment in real estate properties	(17,128,747)
Net unrealized depreciation on fair value of mortgage notes payable and bonds	7,760,760
Net unrealized appreciation of interest rate cap and swap agreements	(339,340)
Realized loss on sale of investment in real estate	14,961,448
Amortization of deferred financing costs	557,609
Increase (decrease) in operating assets and liabilities:
Cash held in escrow by lenders	1,909,476
Prepaid expenses and other assets	(146,122)
Tenant security deposits payable	(72,554)
Accounts payable and accrued expenses	(1,469,050)
Deferred revenue	(37,682)
Prepaid rent	(66,085)

Net cash provided by operating activities	4,541,913

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital additions to real estate properties	(5,132,886)
Cash paid into restricted cash	2,702,465
Net proceeds from sale of investment in real estate	13,750,185
Increase in tenant security deposits	(10,391)

Net cash provided by investing activities	11,309,373

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of mortgage notes, bonds and credit facilities	(16,686,617)
Proceeds from mortgage notes, bonds and credit facilities	2,500,000
Payments of deferred financing costs	(274,592)

Net used in financing activities	(14,461,209)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,390,077

CASH AND CASH EQUIVALENTS
Beginning of year	1,774,644

End of year	$3,164,721

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$16,707,507

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company and Subsidiaries (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc. (“APRO”). Sentoma, LLC (the “Manager”), an affiliate of each of the members, serves as the manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests.  The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

In accordance with the Amended or Restated Limited Liability Company Agreement dated August 22, 2007 (the “Agreement”), the members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager.  In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a.  Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  The Company carries its investments and certain liabilities at fair value.

The Company acquired APRO through Sentinel White Plains LLC, a wholly-owned limited liability company, on September 18, 2007.  Sentinel White Plains, LLC holds the assets and liabilities of the properties formerly owned by APRO through wholly-owned single asset limited partnerships or limited liability companies.  The financial statements of these subsidiaries are consolidated with those of the Company. All transactions between the Company and these subsidiaries have been eliminated.

b.      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities.  Estimates subject to material change in the near term include the fair value of real estate owned, fair value of mortgage notes, bonds and credit facilities, and fair value of derivatives.   Actual results could differ from those estimates.

c.      Real Estate Property Valuation - Investment in real estate properties is reported at fair value.  At December 31, 2010, the fair value of the investment in real estate properties is equal to either the value determined by independent appraisals or estimated by the Manager.  The estimated fair value of the underlying real estate is determined by the methods as described in note 8.  No provision is made for depreciation of the historical cost of the real estate properties; however, the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

The aggregate unrealized appreciation or depreciation on investments in real estate represents the net change between the fair value and the cost basis of the Company’s investments in real estate. The net change in unrealized appreciation or depreciation on investment in real estate for the current year also reflects the difference between the current fair value and the prior year recorded amount and is included in the consolidated statement of operations.

The fair values do not necessarily represent the prices at which the real estate investments would sell because market prices can only be determined by negotiating between a willing buyer and a willing seller.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change and such changes may be material to the fair value presented.

Expenditures for improvements which, in the opinion of the Manager, increase the fair value of the real estate owned, generally renewals and betterments, are capitalized. Repair and maintenance costs are expensed as incurred.

d.      Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at time of purchase are considered to be cash equivalents.  At times, the Company’s cash and cash equivalents balance with financial institutions may exceed Federal Deposit Insurance Corporation insured limits.

e.      Restricted Cash and Cash Held in Escrow by Lenders – Includes restricted deposits accounts maintained pursuant to the Company’s debt agreements and interest rate swap agreements.

f.      Deferred Financing Costs – Costs incurred in connection with the unsecured credit facility are capitalized and amortized using the straight-line method over the term of the related debt agreement.

g.      Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to fair value.  Fair values are provided by counterparties and are recorded in the statement of operations.

h.      Mortgage Notes, Bonds and Credit Facilities Payable – Mortgage notes, bonds payable and certain credit facilities owed by the Company are reported at fair value as determined by the Manager by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral.  Financial costs associated with such debt are expensed as incurred.  The difference between the current fair value and the prior year fair value is reflected as a component of operations in the net unrealized depreciation on fair value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations.  The unsecured credit facility is carried at amortized cost.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

i      Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases.  Reimbursements for utilities and other expense recoveries are recorded as revenue when earned.

j.      Income Taxes – Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company.  Generally, the Company’s U.S tax returns are subject to examination by federal, state and local authorities for a period of three years from the latter of the due date of such returns or the actual date the returns were filed.

k.      Sales of Investment in Real Estate - Sales of real estate owned are recognized in accordance with U.S. generally accepted accounting principles, applicable to sales of real estate.  Gain or loss on sales of real estate are recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and the Company having no substantial continuing involvement with the buyer.  Net realized gain or loss on investments in real estate, if any, is the Company’s share of cash proceeds from disposition of investments in real estate less the cost basis.

l.      New Accounting Pronouncements - On January 21, 2010, the Financial Accounting Standards Board (“FASB”) issued an update to Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, adding new requirements for disclosures about transfers into and out of Levels 1 and 2 fair value measurements and additional disclosures about the activity within Level 3 fair value measurements.  The application of this guidance on January 1, 2010 did not have a material effect on our consolidated financial statements.

3.           SALE OF REAL ESTATE PROPERTIES

On March 11, 2010, investment in Elliot’s Crossing was sold for $11,850,000 in an all cash transaction.  The cost basis of the property on the date of sale was $20,239,270 and resulted in a net loss of $8,604,767 after transaction closing costs of $225,497.  The proceeds of the sale were used to retire the mortgage on the property.

On November 15, 2010, investment in The Exchange at Palm Bay was sold for $2,500,000 in an all cash transaction.  The cost basis of the property on the date of sale was $8,432,363 and resulted in a net loss of $6,356,681 after transaction closing costs of $374,318.  The proceeds of the sale were used to retire the mortgage on the property.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

4.	MORTGAGE NOTES, BONDS AND CREDIT FACILITIES PAYABLE

The following summarizes the Company’s debt at December 31, 2010:

	INTEREST	MATURITY	MONTHLY	PRINCIPAL
PROPERTY	RATE	DATE	PAYMENT	AT 12/31/10

Mortgage Notes Payable:

Fox Hollow	6.91%	03/01/11	$41,072	$5,450,122
Bluff Ridge	5.84%	09/01/13	31,704	5,231,142
Highland Park	4.69%	09/01/13	36,263	5,254,894
Hunt’s View Apartments	5.83%	01/01/12	42,384	6,230,049
Misty Springs	5.37%	01/01/13	32,893	7,120,000
Oakwell Farms	5.63%	02/01/14	91,038	15,435,987
Park at Countryside	5.46%	02/01/14	16,901	2,917,595
The Reserve at Wescott Plantation	5.75%	11/01/44	65,635	11,740,258
Coral Point	5.22%	03/01/13	72,172	16,056,000
Jackson Park Place I	5.23%	12/01/12	107,438	18,675,113
Oakhurst Apartments	5.37%	01/01/13	54,330	11,760,000

Total Mortgage Notes Payable
				105,871,160

Bonds Payable:

Arbor Hill (1) (2)	1.47%	12/01/25	33,586	26,150,000
Brentwood Oaks (2)	1.29%	07/15/31	11,984	11,320,000
Covey at Fox Valley (2)	1.29%	10/15/27	12,244	12,410,000
Lakes of Northdale (2)	1.29%	05/15/12	10,096	9,610,000

Total Bonds Payable				59,490,000

Subtotal	165,361,160

Secured Credit Facility (3)	84,718,000
Construction Credit Facility for The Reserve at Wescott Phase II (4)	5,902,165
Promissory note for Jackson Park Place II (5)	2,500,000

258,481,325
Plus: Net unrealized appreciation on Mortgage Notes, Bonds and
Credit facilities payable (6)	(12,486,332)

Mortgage Notes, Bonds and Secured Credit Facilities Payable, at Fair Value	245,994,993

Unsecured Credit Facility (7)	91,940,468

Total Mortgage Notes, Bonds and Credit Facilities Payable	$337,935,461

(1)	The bond is also collateralized with Littlestone at Village Green.
(2)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.
(3)
The secured credit facility (the “Facility”) in the amount of $84,718,000 is collateralized by Arbors of Dublin, Cornerstone, Morganton Place, The Greenhouse, Village at Cliffdale and Woodberry.  The Facility provides for interest only monthly payments which are based upon a fixed rate through 2012, after which time it shall include principal to amortize the outstanding balance over a 30 year period and each draw matures on dates ranging from October 2016 to October, 2017.  The interest rates for each draw vary from 5.44% to 5.68%.   The outstanding amount of the Facility is $84,718,000 at December 31, 2010.  The Facility may be prepaid with penalty.

(4)
In connection with the construction of The Reserve at Wescott Phase II, APRO entered into a construction credit facility with a bank, in the amount of $6,314,000 with a maturity date of April 11, 2010. On July 14, 2010, the Company executed a second loan modification agreement to extend the maturity date to January 16, 2012.  The loan provides interest of LIBOR plus 1.65%.  The LIBOR rate in effect as of December 31, 2010 was 0.25%.  The Company is further required to make principal payments equal to 100% of excess cash flow after debt service each month.  The outstanding balance of the loan is $5,902,165 at December 31, 2010.

(5)
The promissory note in the amount of $2,500,000 was entered into on April 14, 2010 with an entity (the “Entity”) managed by an affiliate of the Manager.  The note provides interest of annual LIBOR plus 2.5% which is deferred until maturity. The note matures on November 30, 2012 with one automatic 1-year extension.

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SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

(6)
This amount is the net unrealized appreciation of the mortgages, bonds and credit facilities for the period from inception to December 31, 2010 and the mark to market adjustment of debt at the time of the APRO acquisition.

(7)
In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the “Loan”) with a bank in the amount of $175,000,000. On April 14, 2010, the Company executed the Fourth Amendment to the Loan Agreement, which reduced the blended interest rate on the loan from LIBOR plus 5.85% to LIBOR plus 3.86%, as of February 1, 2010.  The effective rate at December 31, 2010 was 4.15%. Additionally, the Company’s financial ratio requirements, which require the Company to maintain minimum Debt Service Coverage Ratio and minimum Debt Leverage Ratio, were waived at December 31, 2009 and March 31, 2010.  Furthermore, the maturity date was extended from May 31, 2011 to May 31, 2012, with an option for an additional one year extension, at which time an extension fee is to be paid on a portion of any remaining balances. The Loan may be prepaid without penalty, requires mandatory repayments from the proceeds of sales, and restricts distributions until the loan is paid in full.  As of and for the year ended December 31, 2010, the Company is in compliance with certain financial ratios which must be maintained during the life of the Loan.

Scheduled principal payments on mortgage notes, bonds and secured credit facilities are as follows:

2011                        $ 6,922,640
2012                       136,136,897
2013                         45,501,670
2014                         18,889,436
2015                           1,437,992
Thereafter             141,533,158
                         $350,421,793

5.           INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the “Rate Swaps”) in order to control interest expense.  In addition, the Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings in order to control interest expense.

The following summarizes the Company’s Rate Swaps and Rate Caps at December 31, 2010:

Type	Maturity	Notional Amount	Cap Rate	Pay Rate	Fair Value

Variable to fixed swap	01/15/12	$11,320,000	3.44%	3.69%	$(369,383)
Variable to fixed swap	12/15/16	12,410,000	3.44%	3.69%	(1,147,352)
LIBOR Cap	01/01/15	13,400,000	6.00%	n/a	49,376
LIBOR Cap	01/01/15	12,750,000	6.00%	n/a	46,981
LIBOR Cap	09/15/11	11,320,000	6.22%	n/a	5
LIBOR Cap	09/19/12	9,610,000	7.30%	n/a	491

		$70,810,000			$(1,419,882)

        (1)  All payments under the swap agreements, including the notional amount are guaranteed by the Company.

The Company is exposed to credit losses from counter party non-performance, but does not anticipate any credit losses from its agreements. The net fair value of the Rate Swaps and Rate Caps is estimated to be ($1,419,882) as of December 31, 2010, and is reported under accounts payable and accrued expenses in the accompanying consolidated statement of assets and liabilities. The Company made $605,033 in net payments to the Rate Swaps and Rate

                                        11

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

Caps during the year ended December 31, 2010, which are included on the accompanying consolidated statement of operations as an increase of interest expense.  The Company recognized net unrealized appreciation on the Rate Swaps and Rate Caps of $339,340 for the year ended December 31, 2010.

6.           FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate derivatives, accounts payable and loans payable.  Cash, cash equivalents, restricted cash and accounts payable are carried at amounts that approximate their fair value.  The interest rate caps and swaps are carried at fair value as described in note 5.

Effective January 1, 2008, management has elected to measure all of its debt, except for the unsecured credit facility, at fair value. However management reserves the right to elect to measure future eligible financial assets or liabilities at fair value. The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms and underlying collateral as described in note 4.  The fair value of the unsecured credit facility is approximately $91,940,468 at December 31, 2010.

7.           ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The accounting guidance for Fair Value Measurements establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in determining fair value.  The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels.  The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level of input that is significant to the fair value measurement.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value is calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The levels of fair value hierarchy are described below:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.  Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value.  If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions about the inputs market participants would use in valuing the investments.  Investments valued using unobservable inputs are classified to the lowest

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SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

level of any input that is most significant to the valuation.  Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

The following major categories of assets and liabilities were measured at fair value during the year ended December 31, 2010:

	Level 3:	Level 2:
	Significant	Significant Other
	Unobservable	Observable	2010
	Inputs	Inputs	Total
Assets
Investment in real estate properties	$348,750,000	$-	$348,750,000
Total assets	$348,750,000	$-	$348,750,000

Liabilities
Mortgage notes, bonds and credit
facilities payable	$245,994,993	$-	$245,994,993
Interest rate derivatives	-	1,419,882	1,419,882
Total liabilities	$245,994,993	$1,419,882	$247,414,875

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (level 3) during the year ended December 31, 2010:

	Investment in	Mortgage notes,
	Real Estate	bonds and credit
	Properties	facilities payable

Balance at January 1, 2010	$ 355,200,000	$ (250,636,319)

Net unrealized gain (loss) included in net decrease in
net assets resulting from operations	17,128,747	(7,760,760)
Realized loss included in net decrease in
net assets resulting from operations	(14,961,448)	-
Capital additions	5,132,886	-
Proceeds from sale of real estate properties	(13,750,185)	-
Proceeeds from mortgage notes payable		(2,500,000)
Repayment of mortgage notes payable	-	14,902,086
Balance at December 31, 2010	$ 348,750,000	$ (245,994,993)

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data.  The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation.  The Company’s real estate properties are classified within Level 3 of the valuation hierarchy.

The fair values of mortgage loans and bank loans payable are determined by discounting the future contractual cash flows required under terms of the obligations to the present value using a current market interest rate. The market rate is determined by giving consideration to one or more of the following criteria as appropriate: (i) interest rates for loans of comparable quality and maturity, and (ii) the value of the underlying collateral.  The Company’s mortgage loans, notes payable and certain credit facilities are generally classified within Level 3 of the valuation hierarchy.

The fair values for the derivative assets are estimated using industry standard valuation models, such as the Black-Scholes model and where market-based observable inputs are not available, using management judgment to develop assumptions to determine fair value.  Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and forward prices. The Company’s derivative assets are classified within Level 2 of the valuation hierarchy.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

8.           MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007.  The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties.

For the year ended December 31, 2010, the Company incurred $2,092,388 of property management fees, which are included in operating expenses in the accompanying consolidated statement of operations.

9.           FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the year ended December 31, 2010:

Ratios to weighted average net assets: (1)

Net investment income (2)                                      27.60%

Fund level expenses, including management fees                                                                                                35.12%

Internal rate of return (3)
           Inception through December 31, 2009                           (57.65)%
           Inception through December 31, 2010                                (47.17)%

Ratio of capital contributions received to total
Capital commitments (includes General Partner)                                                                                                        90.9%

(1)
Weighted average net assets are calculated for the Members based upon the weighted average of the beginning and ending net assets for the year ending December 31, 2010 and using the actual date of capital contributions and distributions during the year ended December 31, 2010.

(2)	Net investment income includes income less all expenses other than any realized gains or losses on investments in real estate properties and unrealized appreciation or depreciation. 14

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2010

(3)
Internal rate of return net of all fees was calculated using the actual date of capital contributions and distributions since inception, and net assets at December 31, 2010 and December 31, 2009 of the Members’ aggregate capital as of each measurement date.

(4)	As of December 31, 2010, the Company has called and received cumulative $124 million of committed capital from the Members.

10.           RISKS AND UNCERTAINTIES

The Company and the properties in which it has an interest are operating in a challenging and uncertain economic environment.  Financial and real estate companies continue to be affected by liquidity, disparity of real estate values and financing issues. Should market conditions deteriorate, there is no assurance that such conditions will not result in further decrease in value of real estate, decreased cash flows or the ability to repay, refinance or extend the Company’s debt when it comes due.

11.           SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 2, 2011, the date the financial statements were available for issuance.

Fox Hollow Apartments was sold on January 28, 2011 for $6,200,000 in an all cash transaction.  The Company realized a loss of $2,483,627 on the sale. The Loan agreement requires the Company to make specified minimum loan repayments from the net proceeds of sales of properties.  If the sale does not generate sufficient net proceeds to satisfy the payment requirement, the Company may either make the repayment from other funds, or it may deposit the shortfall in a reserve account maintained by the lender.  The funds may be released by the lender to the Company upon the Company achieving certain financial ratios.  The sale of Fox Hollow Apartments subsequent to year end did not generate sufficient net proceeds to satisfy the minimum repayment of the Loan.  The Company repaid the net proceeds to the lender, and is currently discussing a modification of the reserve requirement for this sale.
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